Exhibit 99.1

2600 Citadel Plaza Drive

P.O. Box 924133

Houston, Texas 77292-4133

NEWS RELEASE

Information: Michelle Wiggs, Phone: (713) 866-6050

WEINGARTEN REALTY

COMMENTS ON COVID-19

HOUSTON, March 23, 2020 (BUSINESS WIRE) -- Weingarten Realty (NYSE: WRI) issued the following statement regarding the on-going COVID-19 pandemic.

“At Weingarten, our first priority is the safety and well-being of our associates, tenants, stakeholders and the broader community during these challenging times. We are carefully monitoring the current state of the pandemic and taking appropriate steps,” said Drew Alexander, Chairman, President and Chief Executive Officer.

Portfolio Strength

The Company’s transformed portfolio is very strong and diversified with 170 shopping centers located in 16 states with 80% containing a grocery component. Additionally, approximately 75% of the average base rent of the portfolio comes from national and regional tenants.

Through February 2020, operating results and rental payments are in-line with the Company’s expectations. However, as we interface with our tenants it is clear that there is much uncertainty as to the economic impact of the COVID-19 pandemic to businesses. Although it is too early to know the extent of the impact, the Company is withdrawing its previously provided 2020 guidance.

Liquidity

The Company’s balance sheet is among the strongest in the sector, with Net Debt to EBITDAre an exceptional 5.17 times as of year-end 2019. However, given these perilous and difficult times, WRI has drawn down the remaining $482 million available under its $500 million Revolving Credit Facility to increase liquidity and preserve financial flexibility.

About Weingarten Realty Investors

Weingarten Realty Investors (NYSE: WRI) is a shopping center owner, manager and developer.  At December 31, 2019, the Company owned or operated under long-term leases, either directly or through its interest in real estate joint ventures or partnerships, a total of 170 properties which are located in 16 states spanning the country from coast to coast. These properties represent approximately 32.5 million square feet of which our interests in these properties aggregated approximately 21.5 million square feet of leasable area. To learn more about the Company’s operations and growth strategies, please visit www.weingarten.com.

Forward-Looking Statements

Statements included herein that state the Company’s or Management’s intentions, hopes, beliefs, expectations or predictions of the future are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 which by their nature, involve known and unknown risks and uncertainties. The Company’s actual results, performance or achievements could differ materially from those expressed or implied by such statements. Reference is made to the Company’s regulatory filings with the Securities and Exchange Commission for information or factors that may impact the Company’s performance.

Projections involve numerous assumptions such as rental income (including assumptions on percentage rent), interest rates, tenant defaults, occupancy rates, volume and pricing of properties held for disposition, volume and pricing of acquisitions, expenses (including salaries and employee costs), insurance costs and numerous other factors. Not all of these factors are determinable at this time and actual results may vary from the projected results, and may be above or below the ranges indicated. The above ranges represents management’s estimate of results based upon these assumptions as of the date of this press release. Accordingly, there is no assurance that our projections will be realized.